Exhibit 99.1

Hertz Announces Appointment of Scott M. Haralson as Chief Financial Officer

ESTERO, Fla., June 3, 2024 /PRNewswire/ -- Hertz Global Holdings, Inc. (NASDAQ: HTZ) ("Hertz", "Hertz Global" or the "Company"), a leading global rental car company, today announced the appointment of Scott M. Haralson as Chief Financial Officer, joining the company by the end of June. Haralson will succeed Alexandra Brooks, who is leaving the Company to pursue other opportunities but will remain until the end of the month to ensure an orderly transition.

“I am thrilled to have Scott join the Hertz team,” said Hertz CEO Gil West. “His deep expertise in financial management and leveraging the capital markets to drive business transformation will be invaluable to Hertz as we rotate our fleet, deliver operational excellence, build greater cost discipline and undertake other key initiatives to improve our financial performance. I welcome Scott’s partnership in helping lead Hertz through this transition year and into our next phase of growth as we seek to deliver sustainable long-term shareholder value.”

“I’m honored to be joining such a storied brand in the travel industry at this critical moment in Hertz’s journey,” said Haralson. “I look forward to working alongside Gil and the entire Hertz team as we continue strengthening the balance sheet and drive enhanced profitability to unlock new opportunities for growth, all with an eye toward delivering excellent service to customers and shaping the future of mobility.”

Haralson is a seasoned executive and veteran of the transportation industry with over 25 years of leadership and corporate finance experience, having most recently served as Chief Financial Officer of Spirit Airlines, where he helped the company navigate the pandemic and strengthened its financial position. Prior to Spirit Airlines, Haralson held key financial leadership roles at Dish Network, Frontier Airlines, Swift Aviation Group and US Airways. He has deep experience across all facets of financial management, including capital markets and capital funding, capital budgeting, strategic planning, forecasting, financial planning and analysis and cost management and treasury and cash management.

“I want to thank Alex for her dedicated service to Hertz over the past four years,” West added. “Alex has played an important role in shaping Hertz, first as Chief Accounting Officer and then as CFO.”

In addition, Hertz and Chief Operating Officer Justin Keppy have agreed that Mr. Keppy would resign from the Company, effective June 3, 2024. “As we welcome Scott onto the team for this next exciting chapter at Hertz, we thank Alex and Justin for their contributions to the company and wish them well in their next endeavors,” West said.

ABOUT HERTZ

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation owns and operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales. For more information about The Hertz Corporation, visit www.hertz.com.

Contact
Mediarelations@hertz.com

###